March 8, 2021

AMG GW&K Small/Mid Cap Fund

AMG Funds

One Stamford Plaza

263 Tresser Boulevard, Suite 949

Stamford, Connecticut 06901

AMG GW&K Mid Cap Fund

AMG Funds III

One Stamford Plaza

263 Tresser Boulevard, Suite 949

Stamford, Connecticut 06901

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization dated as of March 5, 2021 (the “Agreement”) by and among AMG Funds, a Massachusetts business trust (the “Acquiring Trust”), on behalf of one of its series, AMG GW&K Small/Mid Cap Fund (“Acquiring Fund”), and AMG Funds III, a Massachusetts business trust (the “Target Trust”), on behalf of one of its series, AMG GW&K Mid Cap Fund (“Target Fund,” and together with Acquiring Fund, the “Funds”), and, with respect to section 5 of the Agreement only, AMG Funds LLC (the “Investment Adviser”), the investment adviser to each of Target Fund and Acquiring Fund. With respect to Target Fund and Acquiring Fund, the Agreement describes a proposed transaction (the “Reorganization”) to occur on the date of this letter (the “Closing Date”), pursuant to which Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the “Acquisition Shares”) and the assumption by Acquiring Fund of all of the liabilities of Target Fund, following which the Acquisition Shares received by Target Fund will be distributed by Target Fund to its shareholders in complete liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you, for the benefit of Target Fund and Acquiring Fund, pursuant to sections 8(f) and 9(g) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

AMG GW&K Small/Mid Cap Fund AMG GW&K Mid Cap Fund	March 8, 2021

Each of Target Trust and Acquiring Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. Shares of each of Target Fund and Acquiring Fund are redeemable at net asset value at each shareholder’s option. Each of Target Fund and Acquiring Fund has elected to be a regulated investment company for U.S. federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of this opinion, we have considered the Agreement, and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof (the “Representation Letters”), representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete; and (iii) any representation made in any of the documents referred to herein “to the best of the knowledge” of any person or party is true without regard to such qualification.

Opinion

Based on and subject to the foregoing and subject to the final paragraphs hereof, we are of the opinion that, for U.S. federal income tax purposes:

(i)

The Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code, and Target Fund and Acquiring Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

AMG GW&K Small/Mid Cap Fund AMG GW&K Mid Cap Fund	March 8, 2021

(ii)

Under Sections 361 and 357 of the Code, Target Fund will not recognize gain or loss upon the transfer of all its assets to Acquiring Fund in exchange solely for Acquisition Shares and the assumption by Acquiring Fund of all the liabilities of Target Fund, or upon the distribution of Acquisition Shares by Target Fund to its shareholders in liquidation of Target Fund, except for (A) any gain or loss recognized on (1) “Section 1256 contracts” as defined in Section 1256(b) of the Code or (2) stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (B) any other gain or loss required to be recognized by reason of the Reorganization (1) as a result of the closing of the tax year of Target Fund, (2) upon the termination of a position, or (3) upon the transfer of an asset regardless of whether such a transfer would otherwise be a nontaxable transaction under the Code;

(iii)

Under Section 1032 of the Code, Acquiring Fund will not recognize gain or loss upon the receipt of the assets of Target Fund in exchange solely for Acquisition Shares and the assumption by Acquiring Fund of all the liabilities of Target Fund;

(iv)

Under Section 362(b) of the Code, Acquiring Fund’s tax basis in the assets of Target Fund transferred to Acquiring Fund in the Reorganization will be the same as Target Fund’s tax basis in such assets immediately prior to the transfer, adjusted for any gain or loss required to be recognized as described in (ii) above;

(v)

Under Section 1223(2) of the Code, Acquiring Fund’s holding periods for the assets it receives from Target Fund in the Reorganization, other than certain assets with respect to which gain or loss is required to be recognized as described in (ii) above, will include the periods during which such assets were held or treated for U.S. federal income tax purposes as being held by Target Fund;

(vi)	Under Section 354 of the Code, the Target Fund’s shareholders will not recognize gain or loss upon the exchange of all of their shares of Target Fund for Acquisition Shares;

(vii)

Under Section 358 of the Code, the aggregate tax basis in Acquisition Shares received by a shareholder of the Target Fund will be the same as the aggregate tax basis in the Target Fund shares exchanged therefor;

(viii)

Under Section 1223(1) of the Code, a Target Fund shareholder’s holding period for the Acquisition Shares received will include the shareholder’s holding period for the Target Fund shares exchanged therefor, provided the shareholder held such Target Fund shares as capital assets on the date of the exchange; and

AMG GW&K Small/Mid Cap Fund AMG GW&K Mid Cap Fund	March 8, 2021

(ix)

Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury regulations thereunder.

We believe that Acquiring Fund will continue Target Fund’s historic business, within the meaning of Treas. Reg. § 1.368-1(d), as an open-end management investment company that seeks growth of capital by investing in equity securities of U.S. companies with either growth- or value-oriented characteristics, and that the continuity of business enterprise test required for qualification under Section 368(a) of the Code is therefore met.

You should recognize that our opinions are not binding on the Internal Revenue Service (the “IRS”). No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

Our opinion is based on the Code, Treasury regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above. We undertake no obligation to update or supplement this opinion to reflect any such changes that may occur.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

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